Commercialization On-Track for 2014: Updating LymPro Test® Progress

The Company remains on track to commercialize the LymPro Test® in the second half of 2014. Since the fourth quarter, when we last updated our shareholders on the progress of LymPro, we have achieved a number of key milestones that we believe will add significant value to our product as well as mitigate risk in certain critical areas in order to increase the net present value of our assay. As a result of these steps, we are in a position to initiate a partnering process for the CLIA commercial launch of LymPro in the second half of 2014. The Company has made progress in the following areas:

•	Confirming findings from previous studies;

•	Improving the commercial viability of the assay and maximizing the timeframe of our proprietary position as the sole marketer for LymPro Test®;

•	Completing certain essential validation steps required to analytically validate LymPro;

•	Retaining stellar talent to lead our product development and scientific marketing efforts;

•	Establishing a reimbursement framework to support the commercial launch of LymPro.

As a result of improvements in these critical areas, the Company initiated a partnering process in the first quarter of 2014 for the CLIA commercial launch of LymPro, and thereafter will evaluate the ex-US commercialization strategy.

With the recent publicity in the mainstream media regarding competitive academic-stage diagnostic blood tests for Alzheimer’s disease, it is clear that there is considerable interest from the public at large in our specific subsector of Alzheimer’s diagnostics. We believe this interest is due to the massive unmet medical need that a blood-based diagnostic test would fill. As we prepare for LymPro’s commercialization in the second half of 2014, we believe it is critical to properly position LymPro within the scientific community, the investment community and the general population as THE commercially-validated blood test as we prepare for product launch. We want to ensure LymPro will not be overlooked by the scientific community when our next set of results are released.

As a result of this, our next key area of importance will be to ensure that when the pilot data is publicly released by the Company, it will have been generated in our commercially validated assay. Among the primary differences between LymPro Test® and our academic competition is that LymPro is well ahead in terms of commercial development. It is essential going forward that the Company release results produced solely from the validated assay in order to maintain commercial credibility for our claim set. The Company remains on track to complete CLIA-grade validation and preparation of the Analytical Performance Package (APP) for LymPro in the first half of 2014. We have begun the implementation of our commercial scientific marketing strategy and that foundation begins with an analytically validated assay. We believe this rigor going forward will lead to the most successful commercial launch in the second half of this year and allow us to achieve our corporate objective of establishing LymPro as the standard Alzheimer’s Blood Test in the industry by nurturing the market through its infancy as we prepare LymPro for FDA submissions.

To this end, we have recently hired Paul Jorgensen, our new Head of Product Development, to ensure the validation process is executed to the utmost commercial standards. Mr. Jorgensen most recently was responsible for successfully commercializing a pre-diabetes blood test under CLIA at Tethys Bioscience. We believe there are many parallels to establishing a blood test for Alzheimer’s as in diabetes, especially where there is a period of diagnostic uncertainty while the underlying disease mechanism progresses to a clinical diagnosis. Diabetes is a major international health problem with long-term health consequences, and Dr. Jorgensen’s regulatory experience with regards to these matters will be highly valuable here at Amarantus.

From the Alzheimer’s clinical development standpoint, this morning the Company announced the appointment of Dr. Louis Kirby to our Board of Advisors. Dr. Kirby brings with him deep industry perspective as a Board Certified neurologist who has served as principle investigator on nearly 400 clinical trials. Combined with the insights provided by Dr. Adam Simon and Dr. Colin Bier, Dr. Kirby’s experience will greatly advance the Company’s thinking in terms of our clinical development program in light of recent decisions at the FDA regarding accepted standards for Alzheimer’s biomarker approval.

On March 20th, 2014, the FDA approved an amyloid imaging agent being developed by Piramal Imaging’s Neuraceq®, the third such approval at the FDA on the heels of approvals for Avid Radiopharmaceuticals and GE. We believe this approval represents a shift in the agency’s thinking regarding biomarkers for Alzheimer’s disease, and is a statement regarding the importance of new products in the quickly evolving ‘gold standard’ in-life diagnostic paradigm for Alzheimer’s disease. As a result, we will be working closely with Dr. Kirby and our other advisors to prepare updated clinical development protocols and provide the most compelling data to our early customers for LymPro: pharmaceutical companies and Key Opinion Leading physicians. We are currently seeking counsel with our regulatory consultants regarding the appropriate FDA strategy, and expect to initiate a dialogue with the agency upon completion of the APP for LymPro. We are hopeful this dialogue will ultimately facilitate FDA approval for LymPro and catalyze market penetration. In total, 900 total patient samples were required for FDA approval of Neuraceq between disease and control arms, and we believe this may serve as a roadmap for ultimate regulatory approval for LymPro.

As a result of the experience gleaned from Avid’s attempts to gain reimbursement for Amyvid, the first PET imaging agent approved by the FDA for Alzheimer’s disease, we believe it will not only be critical to show efficacy of LymPro, but for widespread market penetration it is important to demonstrate a straightforward reimbursement pathway for our product. We have retained Boston Healthcare to assist us with our reimbursement strategy and believe we have developed a strong framework that will form the basis of a successful and sustainable reimbursement profile for LymPro.

In summary, we have continued to make progress in recent months with our LymPro product development program and have put ourselves in a position to develop a meaningful commercialization and marketing partnership for our CLIA assay as we head into the second quarter of 2014. We will continue to update our shareholders of critical milestones as they are achieved, with the next milestones expected in the second quarter as we prepare the marketing process for LymPro’s commercialization in the US. This effort will begin with the investment community at the Cavendish Global Health Impact Forum at the United Nations in New York in early May and will continue with the scientific community at the Alzheimer’s Association’s International Conference (AAIC) in Copenhagen in mid-July. We believe these two conferences will set the stage for successful marketing efforts upon commercialization in the second half of the year.

I look forward to updating you in the weeks ahead regarding LymPro and the Company’s other development programs, including MANF and Eltoprazine. The Company will also continue to bolster our executive team in preparation for up-listing the Company’s common stock to a national exchange in 2014, as well as evaluate various strategies to improve the value of the Company’s common shares for our loyal shareholder base. The Company’s recent financing transactions position the Company to be well capitalized to achieve our objectives and thrive in the years ahead. We expect to strategically utilize our capital to build long term shareholder value, while also further reducing our enterprise risk by leveraging the deep scientific, product development and business talent of our management team, Board of Directors and Board of Advisors.

Thank you for taking the time to read this blog, I welcome feedback and will continue to strive to address key Company and industry issues. I encourage shareholders to follow and engage with the Company through our social communication channels. We believe Amarantus’ best days are certainly in front of it and look forward to sharing this progress with you.

Warmest Regards,

Gerald E. Commissiong

President & CEO

Amarantus Bioscience Holdings, Inc.